Exhibit 99.1

NEWS RELEASE

Innovative Card Technologies Appoints Three Independent Board Members

Innovative Card Technologies adds business leaders to Board of Directors, applies for listing on NASDAQ Capital Market.

Los Angeles, CA - December 12, 2006 - Innovative Card Technologies, Inc. (OTCBB: INVC), developers of the breakthrough ICT DisplayCard for e-banking, e-commerce and data access security, today announced that Donald Killian, Scott Ogilvie, and Robert Sutcliffe will serve as independent directors on the company’s Board of Directors.

“These unique and talented individuals were chosen for their business acumen and experience,” said John A. Ward, III, CEO and Chairman of InCard Technologies. “The addition of three independent board members brings the total Board membership to seven. With a majority of the Board independent, we have applied for listing on the NASDAQ Capital Market.”

Robert J. Sutcliffe is a venture lawyer and business advisor based in Los Angeles. He is managing director of Craftsman Capital Advisors LLC, and specializes in representation of entrepreneurs and venture investors in the technology, biotechnology, hospitality, entertainment and fashion industries. He is a founding director of Neurome, Inc, and is a trustee of the Junior Statesmen of America.

Scott V. Ogilvie is President and CEO of Gulf Enterprises International, Ltd, a company that represents U.S. technology and infrastructure companies in the Gulf Region; and managing director and chief operating officer of CIC Group, a financial services company. He is a founding board member of the non-profit American Kuwaiti Alliance.

Donald Killian is a consultant and private investor. Previous work experience includes serving as the president and managing director of James Econn & Co, a Los Angeles-based insurance firm. He is also a board member of Monrovia Growers and serves on the Institutional Review Board of the City of Hope National Medical Center.

“We welcome Donald, Scott, and Bob, and look forward to their input on our Board. I am confident that their specialized skill sets will help pilot InCard to continued success,” said Alan Finkelstein, president of InCard Technologies.

The appointments of Sutcliffe, Ogilvie and Killian bring the number of InCard Technologies’ board members to seven. They will be serving alongside Chairman John A. Ward, III, Founder Alan Finkelstein, Donald Joyce, and George Hoover.

About Innovative Card Technologies
InCard Technologies (OTC: INVC.OB) was founded in 1993 to add functionalities to payment cards. The ICT DisplayCard, InCard Technologies’ latest product, features a screen on the front of the card, which is powered by an integrated battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online transactions or data systems login. www.incardtech.com.

Marketing Manager	Public Relations	Investor Relations
Stephanie Edwards	Susan Roush	Jose Castaneda
310-446-8924, stephanie@incardtech.com	818-222-8330, pr@incardtech.com	720-733-0052, ir@incardtech.com

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. The Innovative Card Technologies, Inc. refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and Innovative Card Technologies has not assumed any duty to update any forward-looking statements.

INNOVATIVE CARD TECHNOLOGIES
10880 WILSHIRE BLVD SUITE 950 • LOS ANGELES, CA • 90024
PHONE: 310.312.0700• FAX: 310.312.5367 • INFO@INCARDTECH.COM